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                                                                    EXHIBIT 99.2

Southfield, Michigan, January 28, 2003 -- Franklin Bancorp, Inc. (NASDAQNM:FBCP), announced that its Board of Directors has authorized Franklin Bancorp, from time to time at market prices, commencing early in the second quarter of 2003, to repurchase up to 182,000 shares of its common stock for cash in open market, negotiated or block transactions. The timing of such transactions will depend on market conditions, other corporate strategies and will be at the discretion of the management of Franklin. No time limit was set for the completion of this program; however, Franklin expects to execute its buyback program over the next twelve months. Franklin Bancorp currently has approximately 3.6 million shares of common stock outstanding. Purchases of stock under the buyback program will be funded from Franklin's operating cash flow.

David L. Shelp, President and CEO of Franklin Bancorp, noted that the Board of Directors decided to pursue this course of action after a review of the Company's financial condition and investment alternatives. "Under current market conditions, we have an opportunity to buy back shares of Franklin Bancorp stock at what we believe are attractive levels. Additionally, we believe repurchasing shares of the stock at current market prices is a productive use of capital that will help increase earnings per share."

Franklin Bancorp serves as the holding company of Franklin Bank, National Association, and is headquartered in Southfield, Michigan. Franklin Bank specializes in serving small and medium-sized business customers and their owners throughout the tri-county area of Wayne, Oakland and Macomb counties. Franklin Bank's executive offices, Business Center and one regional branch are located in Southfield, with additional regional branches in Birmingham, Troy and Grosse Pointe Woods. Visit Franklin's website at http://www.franklinbank.com.

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The matters discussed in this press release contain forward-looking statements that involve risk and uncertainties. Words or phrases "will result," "expect," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the Bank's market area, changes in policies by regulatory agencies, shareholder derivative litigation relating to the independent committee's investigation, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the Bank's OCC reports, including the Bank's report on Form 10-K for the year ended December 31, 2001 and quarterly reports on Form 10-Q and in Franklin Bancorp's SEC reports. These forward-looking statements represent Franklin Bancorp's judgment as of the date of this report. Franklin Bancorp disclaims, however, any intent or obligation to update these forward-looking statements.


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